EXHIBIT 11 INSIDER TRADING POLICIES

Policy against Market Abuse
Insider Dealing, Market Manipulation and Unlawful Disclosure of
Inside Information.

C2-Restricted - Version 2.0

Table of contents

Reading guide                                 2

1. Introduction                                  3
1.1 Objective                                  3
1.2 Scope                                 3
1.3 Overview of regulations                         3
1.4 Local regulations                             4
1.5 Waivers and Deviations                          4
1.6 Implementation and embedding of the Policy              4

2. Obligations                                 5

3. Risk Assessment & Control Objectives                  12

4. Appendix Defined terms                          14

Reading guide

The Policy Against Market Abuse (hereafter ‘MAR Policy’) describes:
•in chapter 1, the objective and scope;

•in chapter 2, the thirteen Market Abuse obligations that Employees and ING Entities must comply with:
01. No Insider Dealing (2.1);
02. No Recommending or encouraging others to engage in Insider Dealing (2.2);
03. No Unlawful Disclosure of Inside Information (2.3);
04. No Market Manipulation, which includes, amongst others, Benchmark Manipulation (2.4);
05. The timely public disclosure of Inside Information that directly relates to the relevant issuer (2.5);
06. Maintaining insider lists (2.6);
07. The Prevention and detection of Market Abuse (2.7);
08. Notification of suspicious orders and transactions to the relevant competent authority (2.8);
09. Objective and transparent Investment Recommendations (2.9)
10. The disclosure of Managers' transactions (2.10);
11. Conditions related to Market Soundings (2.11);
12. Governance obligations (2.12); and
13. Training and Awareness obligations (2.13).

•in chapter 3, Market Abuse Risk Descriptions and linked Control Objectives;

•in chapter 4, an overview of related documentation that can help in further detailing certain obligations in relation to Market Abuse or related areas;

The definitions of the bold and light blue coloured terminology are found in the Appendix.

Issued by: Conduct Compliance & Culture
Effective date: 1 September 2021
Approved by: ING Bank NFRC
Next review date: Currently under review
Contact details: Conduct Compliance & Culture, Group Compliance
Version: V.2.0 (Final Draft)
Replaces: Market Abuse Policy 2016

© 2020 ING Bank. All rights reserved

1.Introduction
1.1 Objective
The smooth functioning of securities markets and public confidence in markets are crucial for economic growth and wealth. Market Abuse harms the integrity of the financial markets and public confidence in Financial Instruments. Therefore, Market Abuse needs to be combatted.

Market Abuse is a concept that encompasses unlawful behaviour that in essence consists of:
•(attempted) Insider Dealing;
•(attempted) Unlawful Disclosure of Inside Information; and
•(attempted) Market Manipulation, including Benchmark Manipulation.

The purpose of the rules against Market Abuse is to increase market integrity and investor protection, enhancing the attractiveness of securities markets for capital raising.

MAR Policy sets obligations and control objectives that together aid in reaching our objectives of:
•contributing to the purpose described above;
•contributing to the mitigation of Market Conduct risks as defined in the Compliance risk catalogue; and
•enabling ING to comply with the laws and regulations against Market Abuse.

1.2 Scope
The MAR Policy is applicable to:
•all ING Entities, which means, in short, all majority owned ING businesses (or business entities) and businesses under ING's management control (including ING Group N.V.); and
•all Employees.

Unless specified otherwise, the scope of the MAR Policy is limited to:
•Financial Instruments admitted to trading, or for which a request for admission to trading has been made, on:
•a regulated market;
•a multilateral trading facility (MTF);
•an organised trading facility (OTF); or
•an equivalent non-EEA trading venue.
•Financial Instruments of which the price or value depends on or has an effect on the price or value of such Financial Instruments (including, but not limited to, credit default swaps and contracts for difference).

1.3 Overview of regulations
The policy is based on the main regulations listed below:
•EU Market Abuse Regulation, the 'MAR' (EU 596/2014);
•EU Regulations amending the MAR (EU 2016/1033 and 2019/2115);
•Various EU Delegated and Implementing Regulations for the MAR (2016/347, 2016/378, 2016/523, 2016/959, 2016/1055, 2017/1158, 2016/522, 2016/908, 2016/909, 2016/957, 2016/958, 2016/960, 2016/1052, 2015/2392);

•MAR Guidelines - Persons receiving market soundings (ESMA/2016/1477);
•MAR Guidelines - Delay in the disclosure of inside information (ESMA/2016/1478);
•MAR Guidelines on commodity derivatives (ESMA/2016/1480); and
•EU Benchmark Regulation (EU 2016/1011)

1.4 Local regulations
In jurisdictions where local legislation is more stringent, the local legislation prevails.

1.5 Waivers and deviations
The waiver or deviation procedure applies as included in Appendix D of the ICF Binding Principles. A waiver is required from the Policy Owner when not applying a mandatory standard from the MAR Policy. All approved waivers and deviations must be subsequently registered in iRisk.

1.6 Implementation and embedding of the Policy
Implementation of the MAR Policy should be done after a clear (risk) assessment of specific activities undertaken within an ING Entity, in order to establish which specific obligations are or are not applicable.

Policy requirements and control objectives must be translated by Global and/or Local Control Owners into key controls that must be implemented locally and require mandatory testing.

The MAR Policy and related documents can be found in the ING Index of all Global Policies on the ING Intranet.

2.Obligations
Employees and ING Entities have to comply with the thirteen obligations described in this chapter. A small set of obligations are only applicable when certain activities are undertaken within an ING Entity. An applicability assessment (see Section 1.5) should provide a conclusion as to which specific obligations apply.

2.01No Insider Dealing
Insider Dealing can take a wide variety of forms. In essence it involves:
•the use of Inside Information by executing transactions in Financial Instruments, which also includes personal account dealing;
•the use of Inside Information by cancelling or amending an existing order for a Financial Instrument after the person in question came into possession of the Inside Information; and
•the use of a recommendation or inducement (as described in 2.02 of the MAR Policy) while the person in question knows, or should know, that it is based on Inside information.
A person who possesses Inside Information and executes a transaction in Financial Instruments (to which the Inside Information relates) is considered to have used the Inside Information and therefore commits Insider Dealing, unless:
•an exception applies (see below); or
•the person can produce significant evidence to rebut the presumption of use of that information, or show that the transaction falls outside the purpose of the rules against Insider Dealing (see Introduction). An example of this is where an Employee sells shares even though (s)he possesses Inside Information suggesting that the share price will rise, because (s)he requires the proceeds of the sale immediately and cannot wait for the price to rise somewhat.
A detailed description of the term Insider Dealing is included in the definitions relating to the MAR Policy (see Appendix).

Exceptions to Insider Dealing Prohibition
In short, an exception to the prohibition against Insider Dealing may apply in the following situations:
1.the person in possession of Inside Information executes a transaction in good faith to meet an obligation which arose before the relevant person had Inside Information;
2.ING (as legal entity) executes a transaction in possession of Inside Information and all of the following conditions are met:
•it has established, implemented and maintained adequate and effective internal arrangements and procedures (e.g. information barriers);
•the decision to deal is taken by individuals not in possession of the Inside Information; and
•ING has not influenced those individuals;
3.where the Inside Information is the person's own intention to deal and that intention is carried out by the relevant person;

4.where the person in possession of Inside Information is a market maker acting legitimately in the normal course of the exercise of such function;
5.where the person in possession of Inside Information is authorized to execute orders on behalf of third parties and acts legitimately in the normal course of the exercise of that person’s employment, profession or duties;
6.share buybacks and stabilization, provided that various conditions are met; and
7.transactions as part of a merger or takeover bid, provided various conditions are met.
Notwithstanding the previous paragraph, a competent authority still has the right to conclude that a violation of the prohibition against Insider Dealing may still have occurred. A competent authority could determine that there was an illegitimate reason for a respective order or transaction or related behaviours.
When in doubt as to whether an exception applies, ING Entities or Employees should contact a (Local) Compliance Officer for advice.

2.02No Recommending or encouraging others to engage in Insider Dealing

Recommending or encouraging others to engage in Insider Dealing includes, on the basis of Inside Information, recommending or encouraging a person to:
1.acquire or dispose of Financial Instruments (to which the Inside Information relates); or
2.cancel or amend an order for a Financial Instrument (to which the Inside Information relates).

2.03No Unlawful Disclosure of Inside Information

Unlawful Disclosure of Inside Information includes:
1.the disclosure of Inside Information to another person; and
2.the onward disclosure of a received Recommendation or Encouragement to engage in Insider Dealing (as described in 2.02 of the MAR Policy).

A disclosure is not unlawful where the disclosure is made on a "Need to Know" basis in the normal exercise of an employment, a profession or duties and the recipient of the Inside Information is under an obligation of confidentiality.

2.04No Market Manipulation

Market Manipulation can take a wide variety of forms. In essence, it comprises of:
1.Executing a transaction, placing an order to trade or any other behaviour which:
•gives or is likely to give, false or misleading signals as to the supply of, demand for, or price of a Financial Instrument;
•brings, or is likely to bring, the price of a Financial Instrument at an abnormal or artificial level; or
•affects, or is likely to affect, the price of a Financial Instrument which uses any form of deception or contrivance.
2.Disseminating information (via the media, internet or otherwise) which gives, or is likely to give, false or misleading signals as to the supply of, demand for or price of a Financial Instrument.
3.Benchmark Manipulation, meaning:

•transmitting false or misleading information or providing false or misleading inputs linked to a Benchmark when the person who made the transmission or provided the input knew, or should have known, that it was false or misleading; or
•any other behaviour which manipulates the calculation of a Benchmark.

A detailed description of the term Market Manipulation is included in the definitions relating to the MAR Policy (see Appendix).

2.05Public disclosure of Inside Information

An issuing ING Entity is required to publicly disclose Inside Information that directly relates to itself as soon as possible, provided such ING Entity:

1.has requested or approved admission of its Financial Instruments to trading on a regulated market in the EEA;
2.has approved trading of its Financial Instruments on an MTF or an OTF; or
3.has requested admission of its Financial Instruments to trading on an MTF in the EEA.

Various obligations for public disclosure of Inside Information apply, including:

1.making the information public via a press release and in a manner that enables fast access and complete, correct and timely assessment of the information by the public;
2.posting and maintaining the information on the website of the issuing ING Entity for at least five years; and
3.not combining the press release (in which the Inside Information is disclosed) with advertisements for the activities of the respective issuing ING Entity.

An issuing ING Entity (described above) is permitted to delay the immediate disclosure of Inside Information (directly related to itself) if the applicable statutory cumulative delay conditions are met.

2.06Maintaining Insider lists

Where an ING Entity acts as an issuer, or on behalf of an issuer, ING shall:

1.draw up an insider list in a digital format containing all Employees having access to Inside Information and persons performing tasks through which they have access to Inside Information, such as advisers, accountants or credit rating agencies;
2.promptly update the insider list, including the date and time when the change triggering the update occurred, in the following circumstances:
•where there is a change in the reason for including a person already on the insider list;
•where there is a new person who has access to Inside Information and needs, therefore, to be added to the insider list; and
•where a person ceases to have access to Inside Information;
3.provide the insider list to the competent authority as soon as possible upon its request, after consultation with the (Local) Compliance Officer;
4.take all reasonable steps to assure that any person on the insider list acknowledges in writing the legal and regulatory duties entailed and is aware of the sanctions applicable to Insider Dealing and Unlawful Disclosure of Inside Information.

Format of insider lists
The electronic format of the insider list shall at all times ensure:

1.the confidentiality of the information included by ensuring that access to the insider list is restricted to clearly identified Employees that need that access due to the nature of their function or position;
2.the accuracy of the information contained in the insider list;
3.the access to, and the retrieval of, previous versions of the insider list.

Data included in insider lists
The insider list shall include at least:

1.the identity of any person having access to Inside Information;
2.the reason for including that person in the insider list;
3.the date and time at which that person obtained access to Inside Information; and
4.the date on which the insider list was drawn up.

Multiple sections in insider lists
Insider lists shall be divided into separate sections relating to different sets of Inside Information. New sections shall be added to the insider list upon the identification of new Inside Information.

Each section of the insider list shall only include details of persons having access to the Inside Information relevant to that section.

Permanent Insiders
To avoid multiple entries in respect of the same persons in different sections of the insider list, a supplementary section may be inserted in the insider list with the details of persons who, due to the nature of their function or position, have access at all times to all Inside Information. Those are the Permanent Insiders. Details on designation, requirements and obligation of Permanent Insiders can be found in relevant ING Permanent Insider Procedures.

2.07Prevention and detection of Market Abuse

Where an ING Entity is professionally arranging or executing orders or operates a trading venue, it shall have effective arrangements, systems and procedures to detect and report:

1.suspicious orders including cancellations and modifications thereof; and
2.transactions that constitute Insider Dealing or Market Manipulation, whether placed or executed on or outside a trading venue.

In addition, for ING FM and GT locations, these procedures should be in line with the ING Global Trade Surveillance Governance. When appropriate, Trade Surveillance should be supplemented with the Communication Surveillance in line with the ING Communication Surveillance Procedure.

2.08Notification of suspicious orders, transactions and communication to the relevant authority

Suspicious orders and transactions detected under paragraph 2.7 either by Employees or by systems (that professionally arrange orders and transactions) must be reported to the (Local) Compliance Officer of the location where the order is given.

Suspicious orders, transactions or communication detected by staff of Trade and Communication Surveillance teams should be reported to the (Local) Compliance Officer where the order or communication originates.

If the (Local) Compliance Officer deems the reported order or transaction also suspicious (s)he is responsible to report this order or transactions in a timely manner to his/her local regulator.

2.09Objective and transparent Investment Recommendations

An Investment Recommendation is any type of communication that meets all of the following elements:

1.it contains information that recommends or suggests an investment strategy, explicitly or implicitly;
2.the investment strategy concerns one or several Financial Instruments or the issuers thereof;
3.it includes an opinion on the present or future value or price of these Financial Instruments (e.g. buy/sell opinion); and
4.it is intended for distribution channels or for the public.

Investment Recommendations produced and/or distributed by ING should be presented in an objective manner, including the disclosure of any (potential) Conflicts of Interest.

Investment Recommendations can take multiple forms, including but not limited to:

1.written: Investment Recommendations as part of e.g. newsletters or market updates;
2.presentations: Investment Recommendations as part of e.g. market outlooks or roadshows; and
3.verbal: as part of e.g. morning calls or meetings/conversations with clients.

The obligation to provide transparent Investment Recommendations also applies to the distribution of Investment Recommendations produced by 3rd parties.

The definition of an Investment Recommendation (see Appendix) can help in assessing whether a specific communication should be labelled as such.

2.10Disclosure of managers’ transactions

Persons Discharging Managerial Responsibilities are obliged to:

1.notify the relevant (i) competent authority and (ii) issuing ING Entity of every transaction that has been conducted on their own account relating to the shares or debt instruments, derivatives or other Financial Instruments linked to that issuer;
2.provide these transaction notifications promptly and no later than three business days after the date of the transaction; and
3.notify Persons Closely Associated with a PDMR their obligations.

The relevant ING Entity must maintain a list of PDMRs and Persons Closely Associated with a PDMR and notify persons of their presence on this list, including derived obligations.

Some PDMRs are subject to other notification obligations towards competent authorities (such as, for example, Supervisory and Executive Board members of ING Group).

A closed period of (at least) 30 days before the announcement of an interim financial report or year-end report applies to PDMRs. In specified circumstances ING can permit trading by a PDMR during such closed period (if various conditions are met).

2.11Conditions relating to Market Soundings

As per paragraph 2.02, disclosure of Inside Information other than in the normal exercise of a person's employment, profession or duties is unlawful. However, if Inside Information is imparted in the course of a Market Sounding, the disclosing market participant will not be making an unlawful disclosure as it will be deemed to be made in the normal exercise of a person's employment, profession or duties.

A Market Sounding comprises the communication of information prior to the announcement of a transaction to one or more potential investors, in order to gauge the interest of these potential investors in a possible transaction and the conditions relating to it such as its potential size or pricing.

Market Soundings may only be made by certain entities or persons known as a disclosing market participant. Such a disclosing market participant may be:

1.an issuer;
2.secondary offeror of a Financial Instrument, in such quantity or value that the transaction is distinct from ordinary trading and involves a selling method based on the prior assessment of potential interest from potential investors;
3.an emission allowance market participant; or
4.a third party acting on behalf or on the account of a person referred to in point (1), (2) or (3).

As Market Sounding goes two ways, there are more detailed rules to be followed when conducting Market Sounding as well as receiving Market Soundings (including maintenance of sounding and insider lists and using scripts for sounding and cleansing of recipients). These detailed rules have been further detailed in relevant ING procedures and guidelines.

2.12Governance Obligations

Employees
Employees are responsible for:
•complying with the MAR Policy;

•having a good understanding of the MAR Policy and how the obligations therein relate to their function and responsibilities;
•being vigilant for challenging questionable behaviours (e.g. via whistleblowing in last resort);
•seeking advice from their management and/or (Local) Compliance Officer when in doubt about the content of the MAR Policy.

Senior Management
Senior Management is responsible for:
•the implementation, execution and supervision of the MAR Policy;
•setting the appropriate tone at the top and ensuring that all managers in their unit do the same;
•fostering an open environment for Employees to discuss possible violations of the MAR Policy;
•ensuring training is developed and conducted on the MAR Policy;
•ensuring Employees are familiar with and abide by all applicable laws, regulations and obligations of the MAR Policy.
•seeking advice from the (Local) Compliance Officer when in doubt about the content of the MAR Policy.

Compliance Officers
(Local) Compliance Officers are responsible for:
•providing advice to Senior Management and Employees on the interpretation of the MAR Policy;
•assisting Senior Management with advice about deviation and waiver requests;
•monitoring implementation of and compliance with the MAR Policy;
•reporting to relevant regulators on Market Abuse signals where necessary;
•challenging Senior Management and Employees on adherence to the MAR Policy.

2.13Training & Awareness Obligations

All Employees receive periodic training and/or awareness tailored to their responsibilities, in order to be able to understand, recognize and act upon (signals of) Market Abuse within ING.

3.Risk Assessment & Control Objectives
Based on the thirteen obligations described in the previous Chapter, there are four inherent high and critical risks that have been identified.

In order to mitigate these four Market Abuse risks, Control Objectives have been formulated.

These Control Objectives should be used to further tailor controls for specific ING Entities and the specific activities they are undertaking.

Risk	Control objective

1
The risk of financial loss, regulatory fines, litigation loss, business disruption and/or reputational damage due to Employees engaging in (attempted) Market Manipulation, including Benchmark Manipulation.

(Related obligations: 2.4; 2.7; 2.8; 2.9; 2.12; 2.13)
A B C
Market Abuse laws, risks and the MAR Policy are known and understood by Employees.

Senior Management enforces compliance with Market Abuse laws and regulations as well as the MAR Policy.

Timely and Adequate detection and follow-up of (attempted) Market Manipulation.

2
The risk of financial loss, regulatory fines, litigation loss, business disruption and/or reputational damage due to transactions performed for (own) benefit misusing Inside
Information with involvement of at least one Employee.

(Related obligations: 2.1; 2.2; 2.6; 2.7; 2.8; 2.11; 2.12; 2.13
A B D
Market Abuse laws, risks and the MAR Policy are known and understood by Employees.

Senior Management enforces compliance with Market Abuse laws and regulations as well as the MAR Policy.

Timely and Adequate detection and follow-up of (attempted) Insider Dealing.

3
Unauthorized, unintentional disclosure of sensitive data caused by human errors, not following procedures or lack of or ineffective process/system controls. Failures in design, implementation, execution and delivery of the processes including the underlying resources (e.g. data) resulting in non-personal data disclosure (confidentiality) or loss.

(Related Obligations: 2.3; 2.6; 2.11; 2.12; 2.13)
A B E
Market Abuse laws, risks and the MAR Policy are known and understood by Employees.

Senior Management enforces compliance with Market Abuse laws and regulations as well as the MAR Policy.

The prevention of Unlawful Disclosure of Inside Information.

4
Accounting and reporting errors, provided to external stakeholders (e.g. regulators) or published externally to the market, that result in incorrect regulatory or statutory accounting reports. Reporting failure or reporting delays that result in reporting requirements violations (including suspicious transactions reporting).

(Related Obligations: 2.5; 2.6; 2.8; 2.10; 2.12; 2.13)
A B F
Market Abuse laws, risks and the MAR Policy are known and understood by Employees.

Senior Management enforces compliance with Market Abuse laws and regulations as well as the MAR Policy.

The timely and correct reporting of any Market Abuse related information to the relevant authorities or third parties.

Appendix ADefined terms

Administrator
A natural or legal person that has control over the provision of a Benchmark.

Benchmark
Any prices, estimates, rates, indices or values made available to the public or published that is:
•Made available to users, whether free of charge or for payment;
•Calculated periodically, entirely or partially by the application of a formula or another method of calculation to, or an assessment of, the value of one or more underlying Interests; and
•Used for reference for purposes that include one or more of the following:
agreements or under other financial contracts or Financial Instruments;
determining the price at which a Financial Instrument may be bought or sold or traded or redeemed, or the value of a Financial Instrument; and/or measuring the performance of a Financial Instrument.

Benchmark Manipulation
Transmitting false or misleading information or providing false or misleading inputs in relation to a Benchmark where the person who made the transmission or provided the input knew or ought to have known that it was false or misleading, or any other behaviour which manipulates the calculation of a benchmark.

Benchmark: Provision of a Benchmark
Means:
•administering the arrangements for determining a benchmark;
•collecting, analysing or processing input data for the purpose of determining a Benchmark; and
•determining a Benchmark through the application of a formula or other method of calculation or by an assessment of input data provided for that purpose.

Benchmark: Use of a Benchmark
•issuance of a Financial Instrument which references an index or a combination of indices;
•determination of the amount payable under a Financial Instrument or a financial contract by referencing an index or a combination of indices;
•being a party to a financial contract which references an index or a combination of indices;
•providing a borrowing rate as defined Directive 2008/48/EC (Consumer Credit Directive) calculated as a spread or mark-up over an index or a combination of indices and that is solely used as a reference in a financial contract to which the creditor is a party;

•measuring the performance of an investment fund through an index or a combination of indices for the purpose of tracking the return of such index or combination of indices, of defining the asset allocation of a portfolio, or of computing the performance fees.

Confidential Information
Non-public information relating to ING Bank, its customers, suppliers or third parties that is subject to confidentiality (either by agreement or otherwise), which includes, but is not limited to: trading information; financial information; business operations; (internal or external) business processes and methods; data, including market share data; personnel; sales; business plans/business intentions; profits, losses or expenditures; projections; computer software; other information of commercial value.

Conflicts of Interest
A Conflict of Interest is a situation when an Employee or ING has a conflicting interest which can influence the motivation or decision of that Employee or ING to act in the best interest of its customers or ING. It can occur in any situation where an Employee of ING Group can exploit his /her role for personal or other benefit.
Other benefits can be for example economic interests, memberships, activities with other employers, consultancy activities, intellectual property rights, interests of close family members and any other activities or situations which might create an actual or potential or perceived Conflict of Interest.

Contribution of Input Data
Providing any input data not readily available to an administrator or to another person for the purposes of passing to an administrator, that is required in connection with the determination of a Benchmark, and is provided for that purpose.

Eligible Counterparties
Investment firms, credit institutions, insurance companies, Undertakings for the Collective Investment of Transferable Securities (UCITS) and their management companies, pension funds and their management companies, other financial institutions authorised or regulated under European Union law or under the national law of a Member State, national governments and their corresponding offices including public bodies that deal with public debt at national level, central banks and supranational organisations.

Employee
Any natural person working for or on behalf of ING, on contract or temporary, including Senior Management and members of the Executive Board, Management Board Banking and the Supervisory Board, persons on secondment and persons hired as external Employees.

Financial Instrument
•Transferable securities;
•Money-market instruments;
•Units in collective investment undertakings;

•Options, futures, swaps, forward rate agreements and any other derivative contracts relating to securities, currencies, interest rates or yields, emission allowances or other derivatives instruments, financial indices or financial measures which may be settled physically or in cash;
•Options, futures, swaps, forwards and any other derivative contracts relating to commodities that must be settled in cash or may be settled in cash at the option of one of the parties other than by reason of default or other termination event;
•Options, futures, swaps, and any other derivative contract relating to commodities that can be physically settled provided that they are traded on a regulated market, a multilateral trading facility (MTF), an organised trading facility (OTF) or equivalent non-EU trading facility, except for wholesale energy products traded on an OTF that must be physically settled;
•Options, futures, swaps, forwards and any other derivative contracts relating to commodities, that can be physically settled not otherwise mentioned in point 6 of this definition and not being for commercial purposes, which have the characteristics of other derivative financial instruments;
•Derivative instruments for the transfer of credit risk;
•Financial contracts for differences;
•Options, futures, swaps, forward rate agreements and any other derivative contracts relating to climatic variables, freight rates or inflation rates or other official economic statistics that must be settled in cash or may be settled in cash at the option of one of the parties other than by reason of default or other termination event, as well as any other derivative contracts relating to assets, rights, obligations, indices and measures, which have the characteristics of other derivative financial instruments, having regard to whether, inter alia, they are traded on a regulated market, OTF, MTF or equivalent non-EU trading venue; and
•Emission allowances consisting of any units recognised for compliance with the requirements of Directive 2003/87/EC (Emissions Trading Scheme).

Behaviour or transactions, including bids, relating to auctioning on an auction platform authorised as a regulated market of emission allowances or other auctioned products based thereon pursuant to regulation (EU) No 1031/2010 are also covered by the MAR Policy.

Index
Any figure:
•that is published or made available to the public;
•that is regularly determined:
•entirely or partially by the application of a formula or any other method of calculation, or by an assessment; and
•on the basis of the value of one or more underlying assets or prices, including estimated prices, actual or estimated interest rates, quotes and committed quotes, or other values or surveys.

ING Bank
ING Bank N.V.

ING Group
ING Group N.V. and all companies and legal entities whose results are included in the consolidated gross profits of ING Group N.V.

ING Entities
ING Group N.V. and all branches and majority-owned subsidiaries of ING Group N.V. (including ING Bank), where a subsidiary is an undertaking over which a parent undertaking exercises control. Such control can take the form of a majority of voting rights, a participation in combination with the right to appoint or remove a majority of the members of its management or supervisory board, or a participation in combination with the exercise of a dominant influence on the basis of a contract or articles of association.

Inside Information
(Confidential) information that:
•is of a precise nature;
•has not been made public;
•relates, directly or indirectly to one or more issuers or to one or more Financial Instruments; and
•if it were made public, would likely to have a significant effect on the price of those Financial Instruments or on the price of related derivatives of Financial Instruments (this is the case if the information would be likely to be used by a reasonable investor as part of the basis of his investment decision).

In relation to emission allowances or auctioned products based thereon, the above-mentioned definition of Inside Information applies mutatis mutandis.

In relation to commodity derivatives (and spot commodity contracts), the above mentioned definition of Inside Information applies mutatis mutandis with the addition: where this is information which is reasonably expected to be disclosed or is required to be disclosed in accordance with legal or regulatory provisions at the European Union or national level, market rules, contract, practice or custom, on the relevant commodity derivatives markets or spot markets.
For persons charged with the execution of orders concerning Financial Instruments Inside Information also means information:
•conveyed by a customer and relating to the customer’s pending orders in Financial Instruments;
•which is precise;
•relating, directly or indirectly, to one or more issuers or to one or more Financial Instruments, and
•if it were made public, would be likely to have a significant effect on the prices of those Financial Instruments, the price of related spot commodity contracts, or on the price of related derivative Financial Instruments.

Insider Dealing
•Arises where a person possesses and uses Inside Information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, Financial Instruments to which that information relates.
•The use of Inside Information by cancelling or amending an order concerning a Financial Instrument to which the information relates where the order was placed before the person concerned possessed the Inside Information, shall also be considered to be Insider Dealing.
•In relation to auctions of emission allowances or other auctioned products based thereon the use of Inside Information shall also comprise submitting, modifying or withdrawing a bid by a person for its own account or for the account of a third party.
•The use of the recommendations or inducements amounts to Insider Dealing where the person using the recommendation or inducement knows or ought to know that it is based upon Inside Information.
•If a person trades (or attempts to trade) while in possession of Inside Information, it should be implied that that person has used that Inside Information. That presumption is without prejudice to the rights of defence.

An exception to the prohibition against Insider Dealing may apply. Such an exception must be in line with local and international standards against Insider Dealing.

Investment recommendations
Means information recommending or suggesting an investment strategy, explicitly or implicitly, concerning one or several Financial Instruments or the issuers, including any opinion as to the present or future value or price of such instruments, intended for distribution channels or for the public.
Information recommending or suggesting an investment strategy means information:
•produced by ING or an ING Employee, which, directly or indirectly, expresses a particular investment proposal in respect of a Financial Instrument or an issuer; or
•produced by persons other than those referred to in point above, which directly proposes a particular investment decision in respect of a Financial Instrument.
Persons who produce or disseminate investment recommendations or other information recommending or suggesting an investment strategy shall take reasonable care to ensure that such information is objectively presented, and to disclose their interests or indicate Conflicts of Interest concerning the financial instruments to which that information relates.

Market Abuse
Market abuse is behaviour that harms the integrity of the financial markets and investor confidence in Financial Instruments and Benchmarks and consists of:
•(attempted) Insider Dealing;
•(attempted) Unlawful disclosure of Inside Information; and
•(attempted) Market Manipulation (including Benchmark Manipulation).

Market Manipulaton
1. Shall comprise the following activities:
a)entering into a transaction, placing an order to trade or any other behaviour which:
b)gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a Financial Instrument, a related spot commodity contract or an auctioned product based on emission allowances; or
c)secures, or is likely to secure, the price of one or several Financial Instruments, a related spot commodity contract or an auctioned product based on emission allowances at an abnormal or artificial level;
d)entering into a transaction, placing an order to trade or any other activity or behaviour which affects or is likely to affect the price of one or several Financial Instruments, a related spot commodity contract or an auctioned product based on emission allowances, which employs a fictitious device or any other form of deception or contrivance;
e)disseminating information through the media, including the internet, or by any other means, which gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of, a Financial Instrument, a related spot commodity contract or an auctioned product based on emission allowances or secures, or is likely to secure, the price of one or several Financial Instruments, a related spot commodity contract or an auctioned product based on emission allowances at an abnormal or artificial level, including the dissemination of rumours, where the person who made the dissemination knew, or ought to have known, that the information was false or misleading;
f)transmitting false or misleading information or providing false or misleading inputs in relation to a Benchmark where the person who made the transmission or provided the input knew or ought to have known that it was false or misleading, or any other behaviour which manipulates the calculation of a Benchmark.
g)section 1a) of this section does not apply if the person entering into a transaction, placing an order to trade or engaging in any other behaviour establishes that such transaction, order or behaviour have been carried out for legitimate reasons, and conforms with an accepted market practice as established in accordance with article 13 Market Abuse Regulation.

2. The following behaviour shall, inter alia, be considered as Market Manipulation:
a)the conduct by a person (Employee and/or Senior Management), or persons acting in collaboration, to secure a dominant position over the supply of or demand for a Financial Instrument, related spot commodity contracts or auctioned products based on emission allowances which has, or is likely to have, the effect of fixing, directly or indirectly, purchase or sale prices or creates, or is likely to create, other unfair trading conditions;
b)the buying or selling of Financial Instruments, at the opening or closing of the market, which has or is likely to have the effect of misleading investors acting on the basis of the prices displayed, including the opening or closing prices;
c)the placing of orders to a trading venue, including any cancellation or modification thereof, by any available means of trading, including by electronic means, such as algorithmic and highfrequency trading strategies, and which has one of the effects referred to in paragraph 1.a) or 1.b), by:
•disrupting or delaying the functioning of the trading system of the trading venue or being likely to do so;
•making it more difficult for other persons to identify genuine orders on the trading system of the trading venue or being likely to do so, including by entering orders which result in the overloading or destabilisation of the order book; or
•creating or being likely to create a false or misleading signal about the supply of, or demand for, or price of, a Financial Instrument, in particular by entering orders to initiate or exacerbate a trend;
d)the taking advantage of occasional or regular access to the traditional or electronic media by voicing an opinion about a Financial Instrument, related spot commodity contract or an auctioned product based on emission allowances (or indirectly about its issuer) while having previously taken positions on that Financial Instrument, a related spot commodity contract or an auctioned product based on emission allowances and profiting subsequently from the impact of the opinions voiced on the price of that instrument, related spot commodity contract or an auctioned product based on emission allowances:
e)the buying or selling on the secondary market of emission allowances or related derivatives prior to the auction held pursuant to Regulation (EU) No 1031/2010 with the effect of fixing the auction clearing price for the auctioned products at an abnormal or artificial level or misleading bidders bidding in the auctions.

3. Market Manipulation extends its scope to the following forms as well:
a.spot commodity contracts, which are not wholesale (commercial banking) energy products, where the transaction, order or behaviour has or is likely or intended to have an effect on the price or value of a Financial Instrument;
b.types of Financial Instruments, including derivative contracts or derivative instruments for the transfer of credit risk, where the transaction, order, bid or behaviour has or is likely to have an effect on the price or value of a spot commodity contract where the price or value depends on the price or value of those Financial Instruments; and
c.inappropriate behaviour in relation to Benchmarks.

4. Under exceptional circumstances, an exception to the prohibition against Market Manipulation may apply. Such an exception must be in line with local and international standards against Market Manipulation.

Market Soundings
Comprises the communication of information, prior to the announcement of a transaction, in order to gauge the interest of potential investors in a possible transaction and the conditions relating to it such as its potential size or pricing, to one or more potential investors by ING / the issuer, a secondary offer of a Financial Instrument, an emission allowance market participant, or a third party acting on behalf or on account of a party referred here above.

Applicable for the European Economic Area only: The communication of information does not entail a market sounding, if all of the following conditions are met:
•the transaction includes an offering of bonds that is solely addressed to Qualified Investors; and
•the communication to those investors is for the purposes of negotiating the contractual terms and conditions of their participation in a bonds issuance by an issuer whose Financial Instruments are admitted to trading on a trading venue, or by any person acting on its behalf or on its account. That issuer, or any person acting on its behalf or on its account, shall ensure that the Qualified Investors receiving the nformation are aware of, and acknowledge in writing, the legal and regulatory duties entailed and are aware of the sanctions applicable to Insider Dealing and Unlawful Disclosure of Inside Information.

Persons(s) Discharging Managerial Responsibilities (PDMR)
Persons discharging managerial responsibilities as set out in the EU Market Abuse Regulation (596/2014).
For the purposes of the MAR Policy, such persons include, in any event:
•members of the Supervisory Board of ING Group./ ING Bank;
•members of the Executive Board of ING Group; and
•members of the Management Board Banking.

Person Closely Associated with a PDMR
•a spouse, registered partner or life partner of, or other person cohabitating with a PDMR, as if in marriage or registered partnership;
•a dependent child: a child under the authority of a PDMR, or who is under legal restraint, and a child for whom the PDMR has been appointed as guardian;
•a relative who has shared the same household with the PDMR for at least one year on the date of the transaction;
•a legal person, trust or partnership, managed or controlled by, created for the benefit of, or of which the economic interests are essentially the same as those of the PDMR or a person referred to in any of the three bullet points above.

Professional Clients
Professional clients include the parties as described below along with those that request to be treated as a professional client:
•Entities which are required to be authorised or regulated to operate in the financial markets. The list thereafter shall be understood as including all authorised entities carrying out the characteristic activities of the entities mentioned: entities authorised by a Member State under a

Directive, entities authorised or regulated by a Member State without reference to a Directive, and entities authorised or regulated by a third country:
•Credit institutions;
•Investment firms;
•Other authorised or regulated financial institutions;
•Insurance companies;
•Collective investment schemes and management companies of such schemes;
•Pension funds and management companies of such funds;
•Commodity and commodity derivatives dealers;
•Locals; and
•Other institutional investors;
•Large undertakings meeting two of the following size requirements on a company basis:
•balance sheet total: EUR 20.000.000
•net turnover: EUR 40.000.000
•own funds: EUR 2.000.000
•National and regional governments, including public bodies that manage public debt at national or regional level, Central Banks, international and supranational institutions such as the World Bank, the International Monetary Fund, the European Central Bank, the European Investment Bank and other similar international organisations.
•Other institutional investors whose main activity is to invest in Financial Instruments, including entities dedicated to the securitisation of assets or other financing transactions.

Qualified Investors
Qualified Investors include:
•Eligible Counterparties; and
•Professional Clients

Recommending or encouraging others to engage in Insider Dealing
Situations where recommending or inducing others to engage in Insider Dealing arises where the person possesses Inside Information and:
•recommends, on the basis of that information, that another person acquire or dispose of Financial Instruments to which that information relates, or induces that person to make such an acquisition or disposal, or
•recommends, on the basis of that information, that another person cancel or amend an order concerning a Financial Instrument to which that information relates, or induces that person to make such a cancellation or amendment.

Senior Management
Appointed persons, who are individually or jointly responsible for the decision-making, general operation and administration of legal entities, business lines, business units, management bodies or similar.

Unlawful Disclosure of Inside Information

Arises where an Employee possesses Inside Information and discloses that information to any other person, except where the disclosure is made in the normal exercise of its employment or duties. The onward disclosure of recommendations or inducements referred to in the definition of Insider Dealing amounts to Unlawful disclosure of Inside Information under this definition where the person disclosing the recommendation or inducement knows or ought to know that it was based on Inside Information.

Insider Code ING Bank

Bank Compliance Risk Management
Annex to the ING Market Abuse Policy (2016)
Effective Date: 1st of June 2020

INFORMATION SHEET
In the event of any discrepancies between the English version of this Code and a translated version, the English Code is binding.
The definitions to the Generic Insider Code Netherlands ING Bank and Insider Code ING Bank form part of the Code and are included in a separate document.
Where this Code contains words such as “he”, “his” and “him”, where appropriate they shall be taken to mean “she” and “her”.
© ING Bank N.V, 1st of June 2020

I. Introduction

The main purpose of this Code is to prevent Insiders ING to be involved in market abuse which includes for the purposes of this Code: Insider Dealing in ING Financial Instruments, Market Manipulation in ING Financial Instruments, benchmark manipulation and the unlawful disclosure of Inside Information relating to ING.
Market abuse harms the integrity of financial markets and public confidence in securities and derivatives. This confidence is necessary for the proper functioning of financial markets.

Market abuse needs to be combatted. A violation of the rules against market abuse may lead to criminal or administrative charges. This Code is based on the EU Market Abuse Regulation and the Market Abuse Policy.

The purposes of the Regulation are to:
•protect the integrity of financial markets; and
•enhance investor confidence, which is based, in turn, on the assurance that investors will be placed on an equal footing and protected from Insider Dealing.

II. Scope

1.This Code applies to Insiders ING professionally based in the Netherlands and a limited group of senior managers outside the Netherlands.
A person can qualify as Insider ING if he has been designated as such by his manager or by virtue of his function with ING. Insiders ING will be informed hereof in writing.
2.Additional requirements or exceptions to this Code may apply to certain Insiders ING.
3.This Code shall continue to apply to an Insider ING up to three months after the Insider ING has ceased to occupy his respective function with ING or has ceased to be designated as Insider ING by his manager.
4.This Code shall take precedence over the conditions of any Staff Scheme.

III. Key obligations

5.An Insider ING is only permitted to execute private transactions in ING Financial Instruments during an Open Period.
6.An Insider ING refrains himself from:
a)Insider Dealing in ING Financial Instruments;
b)Recommending or encouraging others to engage in Insider Dealing in ING Financial Instruments;
c)Unlawful disclosure of Inside Information relating to ING;
d)Market Manipulation in ING Financial Instruments and benchmark manipulation;
e)Undertaking an attempt of the behaviors described above.

IV. Insider Dealing in ING Financial Instruments

7.Insider Dealing in ING Financial Instruments can take a wide variety of forms. In essence it involves:
a)the use of Inside Information relating to ING by executing private transactions in ING Financial Instruments;
b)the use of Inside Information relating to ING by canceling or amending an existing private order for a Financial Instrument ING after the person in question came into possession of the Inside Information;
c)the use of a recommendation or inducement (as defined in article 12 of this Code) while that person knows, or should know, that it is based on Inside Information relating to ING.
8.    An Insider ING who possesses Inside Information relating to ING and executes a private transaction in ING Financial Instruments is considered to have used the Inside Information and therefore commits Insider Dealing in ING Financial Instruments, unless:
-     an exception applies (Article 16 or 55); or

-    the Insider ING can produce significant evidence to rebut the presumption of use of that information, or show that the transaction falls outside the purposes of the Market Abuse Regulation.

9.    An Insider ING is prohibited from executing private transactions in ING Financial Instruments if this would create the foreseeable appearance of Insider Dealing in ING Financial Instruments.
10.    An Insider ING is prohibited from executing private transactions in ING Financial Instruments if this involves the misuse or improper disclosure of Inside Information relating to ING.
11.    Detailed descriptions of the terms Insider Dealing and ING Financial Instruments are included in the definitions relating to this Code.

V. Recommending or encouraging others to engage in Insider Dealing in ING Financial Instruments

12.    Recommending or encouraging others to engage in Insider Dealing in ING Financial Instruments includes, on the basis of Inside Information relating to ING, recommend or encourage a person to:
a)acquire or dispose of ING Financial Instruments; or
b)cancel or amend an order for a Financial Instrument ING.

VI. Unlawful disclosure of Inside Information relating to ING

13.     Unlawful disclosure of Inside Information relating to ING includes:

a)the disclosure of Inside Information relating to ING to another person, except where the disclosure is made in the normal exercise of an employment, a profession or duties and the recipient of this Inside Information is under an obligation of confidentiality;
b)the onward disclosure of a received recommendation or inducement to engage in Insider Dealing in ING Financial Instruments (as defined in Article 12), while the person knew, or should have known, that it was based on Inside Information relating to ING.

VII. Market Manipulation in ING Financial Instruments and benchmark manipulation

14.     Market Manipulation in ING Financial Instruments and benchmark manipulation can take a wide variety of forms. In essence it comprises of:
a)executing a transaction, placing an order to trade or any other behavior which:
i.gives, or is likely to give, false or misleading signals as to the supply of, demand for, or price of an ING Financial Instrument;
ii.brings, or is likely to bring, the price of an ING Financial Instrument at an abnormal or artificial level; or
iii.affects, or is likely to affect, the price of an ING Financial Instrument which uses a fictitious device or any other form of deception or contrivance.
b)disseminating information (via the media, internet or otherwise) which gives, or is likely to give, false or misleading signals as to the supply of, demand for or price of an ING Financial Instrument.
c)benchmark manipulation, meaning:
i. transmitting false or misleading information or providing false or misleading inputs linked to a benchmark when the person who made the transmission or provided the input knew, or should have known, that it was false or misleading; or
ii. any other behavior which manipulates the calculation of a benchmark.

15.     Detailed descriptions of the terms Market Manipulation and ING Financial Instruments are included in the definitions relating to this Code.

VIII. Exception

16.     In the following case, the mere fact that an Insider ING possesses Inside Information and executes a private transaction in ING Financial Instruments , will not give rise to a presumption of Insider Dealing in ING Financial Instruments:
The Insider ING has executed the private transaction in good faith in the discharge of an obligation that has become due in good faith; and
1.this obligation arises from an order given or an agreement concluded before he possessed Inside Information relating to ING; or
2.the private transaction is executed to fulfil a legal or regulatory obligation that arose before he possessed the Inside Information relating to ING.

17. Notwithstanding Article 16 of this Code, the AFM preserves the right to conclude that a violation of the prohibition against Insider Dealing in ING Financial Instruments may still be deemed to have occurred if the AFM determines that there was an illegitimate reason for the respective private order, private transaction or behaviors concerned.

18. The requirement that an Insider ING is only permitted to execute a private transaction in ING Financial Instruments during an Open Period does not apply to:
•transactions that fall under the scope of the exception to the prohibition against Insider Dealing in ING Financial Instruments (as described in Article 16 and/or 55), provided the Insider ING is not a Person Obliged to Notify;
•transactions made under a Staff Scheme in accordance with the applicable conditions of such scheme; or
•transactions where the beneficial interest in the relevant ING Financial Instruments does not change.

IX. Treatment of Inside Information and other confidential information relating to ING
19.    An Insider ING who possesses Inside Information relating to ING treats this information strictly confidential. An Insider ING who intends to share Inside Information (or other confidential information) relating to ING within ING Bank, shall observe the applicable Information Barriers.

20.    An Insider ING reports the Inside Information relating to ING available to him directly to the Chief Compliance Officer (“CCO”), unless:
a)the Inside Information relates to a project for which he has already been designated as an insider or permanent insider; or
b)it can reasonably be assumed that the Inside Information is already known to compliance.

X. Restraint in private transactions

21.     An Insider ING must be cautious in his private transactions in ING Financial Instruments and refrains from transactions that may be regarded as excessive or highly speculative.

XI. Minimum holding period

22.    Insiders ING may not place any opposite order in relation to ING Financial Instruments within the same Open Period.

23.    Article 22 of this Code shall not apply to an Insider ING who immediately after exercising his ING employee options sells the acquired ING Financial Instruments.

XII. Location obligation

24.    The CCO shall designate the Investment Companies where an Insider ING must hold his ING Financial Instruments. The Insider ING may only execute private transactions in ING Financial Instruments through such Investment Companies. For the purpose of this requirement ING Bank Netherlands is the mandatory Investment Company unless a waiver has been granted by the Head of Conduct Compliance & Culture;.

25.    This location obligation also applies to an account of an Insider ING on which also others are authorized to operate.

26. The location obligation (set out in Article 24 and 25) shall not apply to:
a)ING employee options which cannot be administered on an account of an Investment Company as designated by the CCO (see Article 24);
b)transactions in ING Financial Instruments for which a Discretionary Management Agreement was concluded that meets the conditions set out in the definition of Discretionary Management Agreement;
c)temporary Insiders ING to which this Code applies during a limited period of time of maximum 1 year provided that the exception is approved by the CCO;
d)Insiders ING who also qualify as US Person according to the “Providing Securities Activities to Natural U.S. Persons Policy”.

XIII. Pre-screening of private transactions in ING Financial Instruments
27.    An Insider ING submits his (intended) private transaction in ING Financial Instrument for pre-approval to BCRM.

28.    As soon as reasonably possible, BCRM verifies whether the interest of ING Groep and Bank opposes the submitted private transaction in ING Financial Instruments.
29.    If the private transaction in ING Financial Instruments may not be executed, BCRM does not specify the grounds for its decision.
30.    An approval granted by BCRM is valid for twenty-four hours from the moment it has been given, unless the conditions on which the approval has been granted change materially. The prohibition against Insider Dealing continues to apply to an Insider ING to whom a pre-approval has been granted.

31.    A previously approved private order that has not been executed within the approved timeframe may only be amended if the intended amendment is submitted for pre-approval to, and approved by, BCRM, in accordance with the process described in this chapter XIII.
32.     An Insider ING or his asset manager does not inform others on the decision of BCRM whether a submitted private order may be performed, with the exception of persons who are also authorized to operate on the account of the Insider ING.

33.    The pre-screening requirement shall not apply to:
a)the acceptance of ING Financial Instruments offered by ING Groep under a Staff Scheme in accordance with the applicable conditions of such scheme;
b)a transaction under a Discretionary Management Agreement that meets the conditions included in the definition of Discretionary Management Agreement.

XIV. Account on which others are authorized to operate
34.     A transaction in ING Financial Instruments that is executed through an account on which also others are authorized to operate shall be deemed to have been executed by the Insider ING.
35. An Insider ING who holds such account shall:
a)inform the other holders of the account that the holding of the account may restrict them in the execution of transactions through the account;
b)make every reasonable effort to ensure that the other holders of the account do not execute any transaction in ING Financial Instruments through the account, if this would result in a violation of this Code by the Insider ING who shall be deemed to have executed such transaction.

XV. Exercising influence on portfolios others

36. A private transaction in ING Financial Instruments in a portfolio of Financial Instruments on which an Insider ING exercises influence shall be deemed to have been executed by the Insider ING.

37. An Insider ING who exercises influence on the portfolio of Financial Instruments of another person shall make every effort to ensure that the other person:
•does not execute any transaction that would entail a violation of this Code by the Insider ING; and
•provides all information concerning the transactions executed by him whenever so requested by BCRM.

38. This Chapter XV is not applicable where an Insider ING exercises influence on the portfolio of Financial Instruments of another person in the normal exercise of his work, profession or duties.

XVI. Discretionary Management Agreement (DMA)

39. The definitions relating to this Code provide a detailed description of the requirements that apply if an Insider ING enters into a DMA, including the requirement that an Insider ING who intends to enter into a DMA must submit a draft DMA for approval to the CCO (see the definition of DMA).

XVII. Persons Obliged to Notify

40.    Persons Obliged to Notify shall promptly notify BCRM and the AFM of every transaction executed on their own account in ING shares or ING debt instruments or to derivatives or other financial instruments linked thereto.

41.    A Person Obliged to Notify is always personally responsible for the timely and correct notifications of such transactions to BCRM and the AFM.
42.    An Insider ING who qualifies as a Person Obliged to Notify shall be informed hereof by BCRM. BCRM shall also inform the Person Obliged to Notify of his regulatory duties in this respect, including an additional notification obligation that applies to Person Obliged to Notify who are a supervisory of executive board member of ING Groep. Once a Person Obliged to Notify ceases to qualify as such according to BCRM, BCRM shall inform the person concerned hereof.
43.    A Person Obliged to Notify may make a written request to BCRM to make the notifications to the AFM on his behalf. BCRM may impose additional conditions in this regard.
44.    A Person Obliged to Notify shall make every reasonable effort to ensure that Persons Closely Associated with him shall promptly notify BCRM and the AFM of every transaction executed on their own account in ING shares or ING debt instruments or to derivatives or other financial instruments linked thereto.

XVIII. Additional rules for Insiders ING
45.            The management of ING Groep or (a unit of) ING Bank shall make additional rules for an Insider ING of that unit if his employment, profession or duties require to do so or if otherwise reasonably needed.

XIX. Open and Closed Periods

46.    Before 1 December of each year BCRM shall announce the Open and Closed periods for the following year. Amendments or additions in the course of the year shall be announced immediately.

XX. Supervision and tracking records
47.        BCRM shall supervise the implementation of and compliance with this
Code.
48.        BCRM shall, in accordance with the applicable laws and regulations, keep a record of:
a)the granted exemptions on (specific) terms of this Code;
b)private orders in ING Financial Instruments submitted for approval;

c)private transactions in ING Financial Instruments executed by Insiders ING as far as pre-approval has been requested in accordance with this Code;
d)the Discretionary Management Agreements entered into by Insiders ING including all amendments thereto.

49.        Upon request an Insider ING shall provide all information deemed necessary by BCRM concerning transactions in ING Financial Instruments executed by the Insider ING.

XXI. Confidential treatment of information obtained
50.    The information obtained under this Code will be kept confidential and is accessible only to BCRM unless providing information to others is required by law, regulations, court order, industry standards or otherwise reasonably needed.

51.    BCRM can also use the information obtained, if needed, in the context of:
a)the ‘Procedure for irregularities’, the ‘Special Investigation Policy’ or other relevant procedures;
b)a report (of a violation) to the Supervisory Board of ING Groep, the Executive Board of ING Groep, the Management Board Banking, the (internal and external) auditors of ING Groep or an involved company or legal entity belonging to ING Groep.

XXII. Reporting violations
52.    Before BCRM reports a violation of this Code it informs the Insider ING hereof.
53.    The involved Insider ING shall be given the opportunity to respond to the report of BCRM and his response will be added to the report.

XXIII. Sanctions

54.    An Insider ING who is suspected of a violation of this Code may be subject to the ‘Procedure for irregularities’ included in Appendix 1 of the General Code of Conduct ING Netherlands, the Special Investigation Policy’ or other relevant procedures.
    In the event of a violation of this Code, ING Groep, or the legal entity or company belonging to ING Groep where the Insider ING is employed may impose all appropriate sanctions pursuant to applicable law and/or the (employment) agreement, including termination of the (employment) agreement. For a description of market abuse prohibitions and related maximum sanctions see the ‘Q&A Generic Insider Code and Insider Code ING Bank’.

XXIV. Providing exemptions

55.    The CCO is authorized to grant an exemption to (specific conditions of) this Code at the written reasoned request of an involved party or on his own authority and power.

XXV. Authority to interpret and appeals

56.    If there is any lack of clarity regarding the interpretation or application of this Code, and in cases not provided for by this Code, the CCO can take a decision at the request of an involved party.

57.     An Insider ING may file a written reasoned appeal against such a decision of the CCO to the CRO. The CRO shall within four weeks after receipt of the appeal provide a written decision which is binding for all parties concerned.

58.     An appeal lodged under this Chapter shall have no suspense effect of the decision of the CCO, unless the CCO decides otherwise.

XXVI. Financial disadvantage

59.    ING is not liable for any financial disadvantage of an Insider ING that arises from (the application of) this Code, unless there is a case of serious negligence on the part of ING.